Exhibit 10.1

CHICO’S FAS, INC.
2020 OMNIBUS STOCK AND INCENTIVE PLAN
FORM OF
RESTRICTED STOCK AGREEMENT
NON-EMPLOYEE DIRECTOR

This Restricted Stock Agreement (this “Restricted Stock Agreement”) is effective as of <<GRANT DATE>> (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and <<NAME>> (the “Director”).

    WHEREAS, the Board of Directors of the Company (the “Board”) is authorized to make grants of Restricted Stock under the Company’s 2020 Omnibus Stock and Incentive Plan (the “Plan”);

    WHEREAS, prior to the Grant Date, the Board approved the grant of Restricted Stock, pursuant to the Plan, to the Director on the Grant Date, provided that the Director is a Non-Employee Director immediately following the Annual Meeting of Shareholders of the Company held on the Grant Date;

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

    1.    Grant of Restricted Stock. The Company hereby grants to the Director all right, title and interest in the record and beneficial ownership of <<NUMBER>> shares of common stock, $.01 par value per share, of the Company (“Common Stock”) subject to the provisions of this Restricted Stock Agreement (the “Restricted Stock”). The Restricted Stock is granted pursuant to the Plan and is subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Restricted Stock Agreement. The Director agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Agreement. To the extent the terms of the Plan and this Restricted Stock Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Restricted Stock Agreement. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise specifically provided.

    2.    No Transfer of Nonvested Shares. During the period that any shares of Restricted Stock are nonvested under this Restricted Stock Agreement, such nonvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution, by qualified domestic relations order or as expressly provided in Paragraph 3 or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Director.

    3.    Custody of Restricted Stock. The shares of Restricted Stock will be issued in the name of the Director and delivered electronically to the Plan Administrator as escrow agent (the “Escrow Agent”), and will not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered unless and until the expiration of the Restriction Period set forth in Paragraph 5 or the occurrence of any of the events contemplated by Paragraphs 6(b) or 6(c). Notwithstanding the foregoing, while such restrictions remain in effect, the Director may transfer the shares of Restricted Stock to a trust created by such Director for the benefit of the Director and the Director’s family as part of the Director’s estate planning program, provided that prior to any such transfer, (a) the Director must submit to the Company a legal opinion of the Director’s counsel, satisfactory to the Board, that the transfer to such trust and the holdings of the shares of Restricted Stock by such trust shall have no adverse tax or securities law consequences for the Company and (b) the trust must execute and deliver to the Company a joinder to this Restricted Stock Agreement, satisfactory to the Board, which shall, among other things, acknowledge the terms of the grant of the Restricted Stock and the restrictions on transfer of the shares of Restricted Stock imposed and established pursuant to the terms of this Restricted Stock Agreement and the Plan, and the trust must continue the deposit of the shares of Restricted Stock with the Escrow Agent and deposit with the Escrow Agent a stock power endorsed in blank by the trustee on behalf of the trust. The Company may instruct the transfer agent for its Common Stock to reflect in its records the restrictions on transfer set forth in this Restricted Stock Agreement and the Plan. No shares of Restricted Stock will be delivered by the Escrow Agent to the Director as provided in Paragraph 7 unless and until the shares of Restricted Stock have vested and all other terms and conditions in this Restricted Stock Agreement and the Plan have been satisfied.
    4.    Risk of Forfeiture. Subject to Paragraphs 6(b) or 6(c), should the Director’s service as a director of the Company terminate prior to the end of the Restriction Period set forth in Paragraph 5, the Director shall forfeit the Restricted Stock that would otherwise have vested at the end of the Restriction Period. The Director hereby appoints the Escrow Agent with full power of substitution, as the Director’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Director to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to electronically transfer such nonvested shares of Restricted Stock to the Company upon such forfeiture.
    5.    Vesting Date. Subject to Paragraph 6, the restrictions applicable to the Restricted Stock will lapse on <<VEST DATE>> (the “Vesting Date”), which shall be the last day of the Restriction Period.
    6.    Termination of Service; Change in Control; Death or Disability. The Director’s termination of service as a director, death, Disability or the occurrence of a Change in Control, shall affect the Director’s rights under this Restricted Stock Agreement as follows:
        a.    Termination of Service. Unless Paragraph 6(b) or 6(c) applies, if the Director voluntarily terminates service as a director of the Company or if the Director’s service as a director of the Company is terminated other than due to the Director’s death or upon the

Director’s Disability prior to the last day of the Restriction Period, then the Director shall forfeit the Restricted Stock as of the date the Director’s service as a director terminates.
        b.    Change in Control. If a Change in Control shall occur, then all shares of the nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 10) applicable to such Restricted Stock shall terminate and the Company shall release from escrow or trust and shall deliver to the Director upon the Change in Control all shares of the Restricted Stock, as provided in Paragraph 7.
        c.    Death or Disability. Upon the Director’s death or Disability, all shares of the nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 10) applicable to such Restricted Stock shall terminate and the Company shall release from escrow or trust and shall deliver within thirty (30) days of such death or Disability to the Director or the Director’s personal representative, if applicable, or in the case of death, to the person or persons to whom the Director’s rights under this Restricted Stock Agreement shall pass by will or by the applicable laws of descent and distribution, all shares of the Restricted Stock as provided in Paragraph 7. The Board’s determination in good faith regarding whether a Disability has occurred shall be conclusive and determinative. For this purpose, “Disability” for this Restricted Stock Agreement shall mean, the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as defined in Section 22 (e)(3) of the Code.
    7.    Issuance and Delivery of Shares; Ownership Rights.
a.    Issuance and Delivery of Shares. Once vested, the shares of vested Restricted Stock will be delivered to the Director via electronic delivery to the Director’s account with the Company’s stock plan administrator and will be freely transferable by the Director. The Board may change the procedure for issuance and delivery of shares of vested Restricted Stock at any time. Notwithstanding any other provision of this Restricted Stock Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 7 shall be subject to the requirements of Paragraph 10, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights and Stock Dividends. During the Restriction Period, the Director may exercise full voting rights with respect to the Restricted Stock. Subject to Paragraph 10, during the Restriction Period, all dividends and other distributions with respect to the Restricted Stock that are paid in Common Stock or other securities of the Company shall be (i) issued in the name of the Director and delivered electronically to the Escrow Agent, (ii) subject to the same restrictions on transferability, forfeiture, and vesting as the Restricted Stock with respect to which they were paid and (iii) delivered via electronic delivery to the Director’s account with the Company’s stock plan administrator and become freely transferable by the Director when and only to the extent the underlying shares of Restricted Stock have vested.
c.    Cash Dividends. During the Restriction Period, if the Director is serving as a Director on the record date for any cash dividends declared on the Common Stock, such cash dividends payable with respect to the Restricted Stock (the “Cash Dividends”) shall be accumulated and held by the Company until payable or forfeited pursuant hereto. No interest shall accrue on the Cash Dividends or otherwise be paid for the holding period. The Cash Dividends shall be subject to the same restrictions on transferability, and forfeiture and vesting provisions as the Restricted Stock with respect to which they were paid. Payment of the Cash Dividends shall be made on the Vesting Date in Paragraph 5, subject to accelerated vesting or forfeiture and accelerated earlier payment (to the extent vested) upon a Change in Control in accordance with Paragraph 6(b) or within thirty (30) days of the Director’s death or Disability.
d.    Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the Cash Dividends beyond the holding period for administrative reasons, provided that such delay is in accordance with the short-term deferral requirements under Code Section 409A (as defined below). The Company shall not be liable to the Director or any successor in interest for damages relating to any delays in issuing or delivering the shares via electronic delivery or in payment of Cash Dividends to the Director or any successor in interest, or any mistakes or errors in the issuance or delivery of the shares or in payment or delivery of shares or cash amounts payable under this Restricted Stock Agreement.
8.    Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
    9.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.
    10.    Certain Restrictions. By accepting the Restricted Stock, the Director agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Director will acquire the Restricted Stock for the Director’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Director will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement.
    11.    Confidentiality. By accepting the Restricted Stock, the Director agrees that the Director will not use or disclose the Company's and/or its subsidiaries’ Confidential Information, except in the faithful performance of the Director's duties for the Company. For purposes of this Restricted Stock Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things: (a) designs (including garment and fabric) and fashion trends; (b) sourcing, manufacturing, merchandising, licensing and supply chain processes, techniques and plans; (c) advertising, marketing and promotional plans; (d) technical and business strategies and processes; (e) sales, revenues, profits, margin, expenses, and other financial information; (f) relationships between the Company and its customers, its vendors and its employees; (g) customers' personal identifying information; (h) stores and real estate, including expansion and relocation plans; (i) store operations, including policies and procedures; (j) compensation, benefits, performance history and other information relating to Company's and/or its subsidiaries’ employees; and (k) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution. Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through the Director's improper disclosure). The purpose of this provision is to protect the Company’s and/or its subsidiaries’ legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or will be used in any way to limit the Director’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

    12.    Noncompliance Reporting. By accepting the Restricted Stock, the Director agrees that if, at any time, the Director learns of information suggesting conduct by an officer or employee of the Company (including of the Company's subsidiaries) or a member of the Company's Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Director will report promptly such information to the Company through any of the Company's internal mechanisms available for the reporting of such conduct such as, for instance, the Company's Ethics and Compliance Hotline. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Director’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
    13.    Amendment and Termination. No amendment or termination of this Restricted Stock Agreement which would impair the rights of the Director shall be made by the Board or the Plan Administrator at any time without the written consent of the Director. No amendment or termination of the Plan will adversely affect the right, title and interest of the Director under this Restricted Stock Agreement or to Restricted Stock granted hereunder without the written consent of the Director.
    14.    No Guarantee of Continued Service as a Director. This Restricted Stock Agreement shall not confer upon the Director any right with respect to continuance of the Director’s service as a director of the Company or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Director’s service as a director of the Company or other service at any time.
    15.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Plan Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement.

16.    Other Tax Provisions. It is intended that any right or benefit which is provided pursuant to or in connection with this Award shall be exempt from the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and this Restricted Stock Agreement shall be interpreted and applied in a manner as to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding the foregoing, the Director and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Director or his or her successor in interest in connection with this Restricted Stock Agreement (including any taxes and penalties under Code Section 409A if an exemption does not apply); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Director or his or her successor in interest harmless from any or all of such taxes or penalties.
17.    Entire Agreement. This Restricted Stock Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
    18.    Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
    19.    Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
20.    Electronic Delivery and Signatures. The Director hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), the Director hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Director consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
    21.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Director, and the Director acknowledges receipt thereof.
To evidence its grant of the Restricted Stock and the terms, conditions and restrictions thereof, the Company has signed this Restricted Stock Agreement as of the Grant Date. The Director must signify acceptance of this Restricted Stock Agreement within thirty (30) days after the Grant Date by signing below. If the Director fails to timely accept this Restricted Stock Agreement, the grant of the Restricted Stock shall be cancelled and forfeited ab initio.

ACKNOWLEDGED AND ACCEPTED This _______ day of ___________, 20____. ___________________________________ Director	CHICO’S FAS, INC. By: _______________________________